Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185206) pertaining to The Eaton Puerto Rico Retirement Savings Plan of our report dated June 24, 2020, with respect to the financial statements of The Eaton Puerto Rico Retirement Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2019 and 2018.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio
June 24, 2020